Exhibit 99.1

Unaudited Pro Forma Financial Statements of Armstrong World Industries, Inc.

Armstrong World Industries, Inc. (“AWI”) is a Pennsylvania corporation incorporated in 1891. When we refer to “AWI,” the “Company,” “we,” “our” or “us” in these notes, we are referring to AWI and its subsidiaries.

On November 17, 2017, we entered into a Share Purchase Agreement (the “Purchase Agreement”) with Knauf International GmbH (“Knauf”), to sell certain subsidiaries comprising our businesses in Europe, the Middle East and Africa (including Russia) (“EMEA”) and the Pacific Rim, including the corresponding businesses and operations conducted by Worthington Armstrong Venture (“WAVE”), our joint venture with Worthington Industries, Inc. (“Worthington”) in which AWI holds a 50% interest (the “Disposition”). The Purchase Agreement provides that the consideration to be paid by Knauf in connection with the sale is $330.0 million in cash, inclusive of amounts due to WAVE, subject to certain adjustments for cash and debt as provided in the Purchase Agreement, including adjustments based on the economic impact of any required regulatory remedies and a working capital adjustment. We have reported the financial results of the Disposition businesses as Discontinued Operations in our consolidated financial statements starting in the fourth quarter of 2017.

On July 18, 2018, we entered into an amendment to the Purchase Agreement, pursuant to which Knauf agreed to irrevocably and unconditionally pay AWI (i) $250 million on August 1, 2018, and (ii) $80 million on September 15, 2018, if, prior to such date (A) any competition condition has not been satisfied, or (B) the closing has not yet occurred. The amendment also provided for the reduction (from a maximum of $35 million to a maximum of $20 million) of potential adjustments to the purchase price consideration for the transaction based on the impact of remedies required to satisfy competition conditions. We received both the $250 million payment and the $80 million payment from Knauf in the third quarter of 2018. Following receipt of these payments, we remitted $70 million to WAVE in partial consideration of the purchase price payable in respect of the businesses and operations of WAVE under the transaction. WAVE subsequently paid each of AWI and Worthington a dividend of $35 million. We also recorded a $22.4 million payable to WAVE, which is reflected within Accounts payable and accrued expenses in the Unaudited Pro Forma Consolidated Balance Sheet. The remaining advance cash proceeds are separately recorded within Accounts payable and accrued expenses in the Unaudited Pro Forma Consolidated Balance Sheet. The total consideration payable by AWI to WAVE will be determined following closing in connection with the calculation of the adjustments contemplated by the Purchase Agreement. In addition, we have recorded within Accounts payable and accrued expenses an estimated liability payable to Knauf, triggered upon closure of the transaction for $34.3 million as of June 30, 2019 related to estimated adjustments to the consideration for debt as defined in the Purchase Agreement.

On December 7, 2018, the European Commission granted conditional clearance of the transaction, subject to certain commitments intended to address concerns regarding the overlap between the activities of AWI and Knauf, including the divestment by Knauf to a third party of certain mineral fiber and grid businesses and operations in Austria, Estonia, Germany, Ireland, Italy, Latvia, Lithuania, Portugal, Spain, Turkey and the United Kingdom. The terms of the sale of the divestment business by Knauf and the identity of the purchaser were approved by the European Commission on September 23, 2019.

On May 23, 2019, we entered into a Transition Services Agreement with Knauf for its benefit and the benefit of the buyer of the divestment business, pursuant to which we are providing certain transition technology, finance, and information technology support services during the period between March 18, 2019 and the date which is 12 months following closing of the sale.

On September 30, 2019, we completed the Disposition, subject to certain customary post-closing adjustments, including for working capital.

We have also entered into (i) an intellectual property License Agreement with Knauf for its benefit and the benefit (and sublicensable to the buyer of the divestment business) under which we will license certain patents, trademarks and know-how for their use in certain licensed territories, and (ii) a Supply Agreement with Knauf under which the parties may continue to purchase certain products from each other following closing. WAVE will enter into similar agreements with Knauf for such purposes. We and WAVE also expect to enter similar supply agreements with the buyer of the divestment business upon the closing of its separate transaction with Knauf.

The Disposition constituted a significant disposition for purposes of Item 2.01 of Form 8-K. As a result, we prepared the accompanying unaudited pro forma consolidated financial statements in accordance with Article 11 of Regulation S-X.

The accompanying unaudited pro forma consolidated statements of earnings for the six months ended June 30, 2019 and the year ended December 31, 2018, are presented as if the Disposition had occurred on January 1, 2018. The unaudited pro forma consolidated balance sheet as of June 30, 2019 is presented as if the Disposition had occurred on that date. The unaudited pro forma consolidated financial statements have been presented for illustrative and informational purposes only and are not intended to reflect or be indicative of AWI’s consolidated results of operations or financial position had the sale occurred as of the dates presented, and should not be taken as representation of AWI’s future consolidated results of operations or financial condition.

The following unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of AWI, the accompanying notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in AWI’s Annual Report on Form 10-K for the year ended December 31, 2018.

Such unaudited pro forma financial statements were derived from the historical consolidated financial statements of AWI, which were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The unaudited pro forma consolidated statements of earnings exclude amounts that are non-recurring in nature or not material, including amounts arising in connection with the transition service arrangements between AWI and Knauf.

Armstrong World Industries, Inc. and Subsidiaries

Unaudited Pro Forma Statement of Earnings

(amounts in millions, except for per-share amounts)

Six Months Ended June 30, 2019
Net sales	$514.1
Cost of goods sold	319.3

Gross profit	194.8
Selling, general and administrative expenses	93.0
Equity earnings of joint venture	(40.1)

Operating income	141.9
Interest expense	19.9
Other non-operating (income), net	(10.9)

Earnings from continuing operations before income taxes	132.9
Income tax expense	32.8

Earnings from continuing operations	$100.1

Earnings per share of common stock, continuing operations:
Basic	$2.05
Diluted	$2.01
Average number of common shares outstanding:
Basic	48.8
Diluted	49.6

Six months ended June 30, 2019 amounts represent AWI as reported results through earnings from continuing operations. No pro forma adjustments were necessary.

See accompanying notes to unaudited pro forma consolidated financial statements on page 6.

Armstrong World Industries, Inc. and Subsidiaries

Unaudited Pro Forma Statement of Earnings

(amounts in millions, except for per-share amounts)

Year Ended December 31, 2018
Net sales	$975.3
Cost of goods sold	641.8

Gross profit	333.5
Selling, general and administrative expenses	159.0
Equity earnings of joint venture	(74.9)

Operating income	249.4
Interest expense	39.2
Other non-operating (income), net	(32.5)

Earnings from continuing operations before income taxes	242.7
Income tax expense	53.1

Earnings from continuing operations	$189.6

Earnings per share of common stock, continuing operations:
Basic	$3.68
Diluted	$3.63
Average number of common shares outstanding:
Basic	51.3
Diluted	52.1

Year ended December 31, 2018 amounts represent AWI as reported results through earnings from continuing operations. No pro forma adjustments were necessary.

See accompanying notes to unaudited pro forma consolidated financial statements on page 6.

Armstrong World Industries, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet

(amounts in millions, except for per-share amounts)

	June 30, 2019
	Historical AWI (as reported)	Pro Forma Adjustments		Pro Forma Results
Assets
Current assets:
Cash and cash equivalents	$240.3	$(65.8)	(a)	$174.5
Accounts and notes receivable, net	96.7	—		96.7
Inventories, net	70.8	—		70.8
Assets of discontinued operations	276.7	(276.7)	(b)	—
Income tax receivable	4.4	15.6	(c)	20.0
Other current assets	6.7	—		6.7

Total current assets	695.6	(326.9)		368.7
Property, plant, and equipment, less accumulated depreciation and amortization of $432.1	511.9	—		511.9
Lease right-of-use assets	30.3			30.3
Prepaid pension costs	66.2	—		66.2
Investment in joint venture	41.6	22.4	(d)	64.0
Goodwill and intangible assets, net	466.9	—		466.9
Deferred income taxes	16.6	—		16.6
Income taxes receivable	0.8	—		0.8
Other non-current assets	60.1	—		60.1

Total assets	$1,890.0	$(304.5)		$1,585.5

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt	$62.5	$—		$62.5
Accounts payable and accrued expenses	378.3	(256.6)	(e)	121.7
Liabilities of discontinued operations	134.3	(134.3)	(b)	—
Income tax payable	6.4	—		6.4

Total current liabilities	581.5	(390.9)		190.6
Long-term debt, less current installments	734.6	—		734.6
Lease non-current liabilities	25.2			25.2
Postretirement benefit liabilities	56.2	—		56.2
Pension benefit liabilities	49.1	—		49.1
Other long-term liabilities	37.9	—		37.9
Income taxes payable	27.6	—		27.6
Deferred income taxes	134.8	19.9	(c)	154.7

Total non-current liabilities	1,065.4	19.9		1,085.3
Shareholders’ equity:
Common stock, $0.01 par value per share, 200 million shares authorized, 62,055,122 shares issued and 48,661,946 shares outstanding as of June 30, 2019	0.6	—		0.6
Additional paid-in capital	538.1	—		538.1
Retained earnings	905.7	(1.9)	(f)	903.8
Treasury stock, at cost, 13,393,176 shares as of June 30, 2019	(740.3)	—		(740.3)
Accumulated other comprehensive (loss)	(461.0)	68.4	(g)	(392.6)

Total shareholders’ equity	243.1	66.5		309.6

Total liabilities and shareholders’ equity	$1,890.0	$(304.5)		$1,585.5

See accompanying notes to unaudited pro forma consolidated financial statements on page 6.

Armstrong World Industries, Inc. and Subsidiaries

Unaudited Notes to Pro Forma Consolidated Financial Statements

(a)

Reflects the cash payment of the $22.4 million payable to WAVE for their remaining portion of the advance receipt of proceeds from Knauf, a $34.3 million payment to Knauf for adjustments to consideration for debt as defined in the Purchase Agreement, a $20 million payment to Knauf for competition remedies per the Purchase Agreement net of a $10 million payment from Knauf for cash recorded within Assets of Discontinued Operations and $0.9 million payment from Knauf for reimbursement of legal fees. These amounts exclude any working capital adjustments per the Purchase Agreement.

(b)	Reflects the removal of the assets and liabilities of our EMEA and Pacific Rim businesses that were previously classified as Discontinued Operations.

(c)

Reflects $19.9 million reclass from deferred income taxes to reflect a refund due from the IRS of 2018 income taxes paid as a result of carrying back the loss on sale, partially offset by $4.3 million of income taxes payable related to discontinued operations.

(d)

Reflects $27.0 million for our portion of the estimated gain on sale to be recorded by WAVE, partially offset by the write off of $4.6 million of fair value adjustments related to WAVE’s divested businesses recorded by AWI as part of our adoption of fresh start reporting upon emergence from Chapter 11 in October 2006.

(e)

Reflects the removal of the $203.3 million liability recorded upon receipt of advance proceeds from Knauf in the third quarter of 2018, the $22.4 million payable to WAVE for their remaining portion of the advance receipt of proceeds from Knauf and the $34.3 million contingent payable to Knauf for adjustment to cash consideration for debt as defined in the Purchase Agreement, net of the accrual of $3.4 million of transaction costs.

(f)

Represents the additional loss on disposal of the discontinued businesses of $20.0 million for competition remedies per the Purchase Agreement, $4.3 million of tax expense related to discontinued operations and the write off of $4.6 million of fair value adjustments related to WAVE’s divested businesses recorded by AWI as part of our adoption of fresh-start reporting upon emergence from Chapter 11 in October 2006. These amounts were partially offset by $27.0 million for our portion of the estimated gain on sale to be recorded by WAVE.

(g)	Represents the removal of the accumulated other comprehensive income (loss) attributable to the entities included in the Disposition.

The amounts above are based on June 30, 2019 balances and are subject to change based upon actual balances as of the September 30, 2019 closing date.